UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 8, 2022

Motorsport Games Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39868	86-1791356
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5972 NE 4th Avenue Miami, FL (Address of principal executive offices)	33137 (Zip Code)

Registrant’s telephone number, including area code: (305) 507-8799

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	MSGM	The Nasdaq Stock Market LLC (The Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On September 8, 2022, Motorsport Games Inc., a Delaware corporation (the “Company” or “Motorsport Games”), entered into a Support Agreement with Motorsport Network, LLC (“Motorsport Network”), which beneficially owns 7 million shares of the Company’s Class A common stock and all 7 million shares of the Company’s Class B common stock (with 10 votes per share), representing approximately 94% of the combined voting power of the Company’s Class A and Class B common stock (the “Support Agreement”). Pursuant to the Support Agreement, Motorsport Network agreed to promptly issue a $3 million cash advance to Motorsport Games under the parties’ previously-disclosed $12 million Line of Credit, the proceeds of which the Company plans to use for general corporate purposes and working capital.

Motorsport Network also agreed to vote all of its shares at a special meeting of the Company’s Class A and Class B common stock in favor of a 1-for-10 reverse stock split of the Company’s Class A and Class B common stock and in favor of any required actions related to such reverse stock split. With Motorsport Network’s agreement to provide its approval of the reverse stock split, the Company will have adequate shareholder support to approve the reverse stock split at the special meeting, which is currently expected to take place in the fourth quarter of 2022.

Under the Support Agreement, Motorsport Games agreed to promptly commence preparation for the aforesaid reverse stock split and proceed with its organizational restructuring described under Item 2.05 of this Form 8-K.

The foregoing description of the Support Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Support Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.05. Costs Associated with Exit or Disposal Activities.

On September 8, 2022, promptly following Board approval, the Company announced that it is implementing an organizational restructuring (the “2022 Restructuring Program”) designed to reduce the Company’s marketing, general and administrative expenses, improve the Company’s profit and Adjusted EBITDA and maximize efficiency, cash flow and liquidity. The 2022 Restructuring Program includes right-sizing the organization and operating with more efficient workflows and processes. The primary components of the organizational restructuring involve consolidating certain functions; reducing layers of management, where appropriate, to increase accountability and effectiveness; and streamlining support functions to reflect the new organizational structure. The leaner organizational structure is also expected to improve communication flow and cross-functional collaboration, leveraging the more efficient business processes. In addition, given the ongoing uncertain economic environment and the potential effect that it could have on the Company’s net sales, these actions will also provide the Company with additional flexibility.

In connection with implementing the 2022 Restructuring Program, the Company expects to recognize during 2022 approximately $0.1 million to $0.3 million of total pre-tax restructuring and related charges, consisting primarily of employee-related costs, such as severance, retention and other contractual termination benefits. The Company expects that substantially all of these restructuring charges will be paid in cash during 2022, with the balance, if any, expected to be paid in 2023.

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As a result of the 2022 Restructuring Program, the Company expects to eliminate approximately 20% of its overhead costs worldwide, including budgeted open positions, and deliver approximately $4 million of total annualized cost reductions by the end of 2023. While the timing of certain employee reductions may vary by country, based on local legal requirements, the Company currently expects to substantially complete the employee-related actions by the end of September 2022. The immediate headcount cost reductions are expected to deliver annualized cost reductions of approximately $2.5 million by the end of 2022, with additional actions to be taken during 2022 expected to generate an additional $1.5 million of annualized cost reductions by the end of 2023.

The amounts and timing of all estimates are subject to change until finalized and may vary materially based on various factors. See “Cautionary Note Regarding Forward-Looking Statements” below.

Item 7.01. Regulation FD Disclosure.

On September 8, 2022, the Company issued a press release announcing, among other things, that it plans to effect a 1-for-10 reverse stock split of the Company’s Class A and Class B common stock. Pursuant to the Support Agreement, Motorsport Network agreed to vote all of its shares of Class A and Class B common stock, representing approximately 94% of the combined voting power of the Company’s Class A and Class B common stock, in favor of the reverse stock split and in favor of any required actions related to such reverse stock split. With Motorsport Network’s agreement to provide its approval of the reverse stock split, the Company will have adequate shareholder support to approve the reverse stock split at the special meeting.

The reverse stock split would be intended to increase the per share trading price of the Company’s Class A common stock, which the Company believes may make it more attractive to a broader range of institutional and other investors. The reverse stock split would also reduce some of the Company’s compliance costs, such as NASDAQ’s listing fees, and would be intended to satisfy the Company’s compliance with the NASDAQ’s minimum closing bid price requirement for continued listing. The same split ratio will be used to effect the reverse stock split of both the Company’s Class A and Class B common stock; accordingly, all stockholders will be affected proportionately.

The Company plans to file shortly with the Securities and Exchange Commission (“SEC”) and furnish to its stockholders a proxy statement which will include additional information about the reverse stock split and request that stockholder vote for the reverse stock split at a special meeting of stockholders. STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND REVERSE STOCK SPLIT PROPOSAL AND OTHER MATTERS. Stockholders will be able to obtain free copies of these documents and other documents filed with the SEC by the Company through the website maintained by the SEC at www.sec.gov. In addition, stockholders will be able to obtain free copies of these documents from the company by contacting the Company’s Investor Relations by email at investors@motorsportgames.com, or by going to the Company’s Investor Relations page on its website at ir.motorsportgames.com.

Participants in the Solicitation

The directors and executive officers of the Company may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the reverse stock split proposal and other matters. The following directors and executive officers of the Company are participants in the Company’s solicitation: Neil Anderson, Director, Francesco Piovanetti, Director, James Allen, Director, Peter Moore, Director, Dmitry Kozko, Chief Executive Officer and Executive Chairman, and Jonathan New, Chief Financial Officer. None of such participants owns in excess of 1% of the Company’s common stock except for Dmitry Kozko. Mr. Kozko beneficially owns 2.48% of the Company’s outstanding Class A common stock. Additional information regarding the interests of participants in the solicitation of proxies in respect of the special meeting will be included in the proxy statement.

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The Company’s Board of Directors will announce a record date for stockholders of record entitled to receive the proxy statement. It is expected that the reverse stock split will be consummated in the fourth quarter of 2022. While the Company intends to effect the reverse stock split as soon as practicable, subject to market and other customary conditions, there can be no assurances that the reverse stock split will be consummated or that it will achieve its intended effects, including those described above in this Form 8-K. The Company reserves the right, in its discretion, to abandon and/or change the terms of the reverse stock split at any time prior to filing the applicable charter amendment with the Delaware Secretary of State.

A copy of the press release is attached to this Form 8-K as Exhibit 99.1 and is incorporated by reference into this Item 7.01. The information contained in this Item 7.01, as well as in Exhibit 99.1, is furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and such information shall not be deemed to be incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1	Support Agreement, dated September 8, 2022
99.1	Motorsport Games Inc. Press Release
104	Cover Page Interactive Data File (formatted as Inline XBRL)

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this Form 8-K which are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are provided pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements in this Form 8-K that are not statements of historical fact may be deemed forward-looking statements. Words such as “continue,” “will,” “may,” “could,” “should,” “expect,” “expected,” “plans,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” and similar expressions are intended to identify such forward-looking statements. The forward-looking statements in this Form 8-K include, without limitation, the Company’s beliefs, expectations and/or estimates about:

(i) the Company’s plans to secure the $3 million cash advance as contemplated by the Support Agreement, to use the proceeds thereof for general corporate purposes and working capital and to reinforce its liquidity for the long-term and managing its business in these volatile markets;

(ii) the Company’s plans to implement the 2022 Restructuring Program and the expected benefits therefrom;

(iii) the Company’s expectation that it will substantially complete the employee-related actions by the end of September 2022;

(iv) the Company’s expectations regarding the amount and timing of the charges and payments related to the 2022 Restructuring Program;

(v) the Company’s expectations that as a result of the 2022 Restructuring Program, the Company will deliver approximately $4 million of total annualized cost reductions by the end of 2023, with the immediate headcount cost reductions expected to deliver annualized cost reductions of approximately $2.5 million by the end of 2022 and additional actions to be taken during 2022 expected to generate an additional $1.5 million of annualized cost reductions by the end of 2023; and

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(vi) the Company’s plans to consummate the reverse stock split, its expected terms, conditions and timing, as well as the intended benefits of the reverse stock split.

All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, many of which are generally outside the control of Motorsport Games and are difficult to predict. Examples of such risks and uncertainties include, but are not limited to:

(i) difficulties, delays or the inability of the Company to use the proceeds thereof as intended and/or in reinforcing its liquidity for the long-term and managing its business in these volatile markets, such as due to tightening credit and equity markets, less than anticipated consumer acceptance of the Company’s games and events and/or recessionary factors in the broader economy that causes consumers to alter their purchasing habits in ways that the Company did not predict;

(ii) difficulties, delays or the inability of the Company to successfully complete the 2022 Restructuring Program, in whole or in part, which could result in less than expected operating and financial benefits from such actions;

(iii) delays in completing the 2022 Restructuring Program, which could reduce the benefits realized from such activities;

(iv) higher than anticipated restructuring charges and/or payments and/or changes in the expected timing of such charges and/or payments;

(v) less than anticipated annualized cost reductions from the 2022 Restructuring Program and/or changes in the timing of realizing such cost reductions, such as due to less than anticipated liquidity to fund such activities and/or more than expected costs to achieve the expected cost reductions; and/or

(vi) difficulties, delays, unanticipated costs or the Company’s inability to consummate the reverse stock split on the expected terms and conditions or timeline, as well as future decreases in the price of the Company’s Class A common stock whether due to, among other things, the announcement of the reverse stock split, the Company’s inability to make its Class A common stock more attractive to a broader range of institutional or other investors or an inability to increase the stock price in an amount sufficient to satisfy compliance with the NASDAQ’s minimum closing bid price requirement for continued listing.

Additional factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements can be found in Motorsport Games’ filings with the Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the fiscal year ended December 31, 2021, its Quarterly Reports on Form 10-Q filed with the SEC during 2022, as well as in its subsequent filings with the SEC. Motorsport Games anticipates that subsequent events and developments may cause its plans, intentions and expectations to change. Motorsport Games assumes no obligation, and it specifically disclaims any intention or obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by law. Forward-looking statements speak only as of the date they are made and should not be relied upon as representing Motorsport Games’ plans and expectations as of any subsequent date. Additionally, the business and financial materials and any other statement or disclosure on, or made available through, Motorsport Games’ website or other websites referenced or linked to this press release shall not be incorporated by reference into this press release.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOTORSPORT GAMES INC.

Date: September 8, 2022	By:	/s/ Dmitry Kozko
Dmitry Kozko
Chief Executive Officer

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EXHIBIT INDEX

Exhibit No.	Description
10.1	Support Agreement, dated September 8, 2022
99.1	Motorsport Games Inc. Press Release
104	Cover Page Interactive Data File (formatted as Inline XBRL)

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